EXHIBIT 99.1

EBITDA and Adjusted EBITDA are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). EBITDA and Adjusted EBITDA are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to net cash provided by operating activities as measures of the Company’s liquidity.  EBITDA means net income before income (loss) from discontinued operations, net of income taxes; provision for income taxes; minority interest and other expense, net; interest (income) expense, net; and depreciation and amortization expense plus interest and investment income, net.  “Adjusted EBITDA” is calculated by adding back to EBITDA restructuring charges and non-cash option and restricted stock expense.

The Company uses EBITDA and Adjusted EBITDA to facilitate operating performance comparisons from period to period. The Company believes EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest income and expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. The Company further believes that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results. The Company uses Adjusted EBITDA as a supplemental measure to assess the Company’s performance because it excludes restructuring charges, and non-cash option and restricted stock expense. The Company presents Adjusted EBITDA because we believe that it is useful for investors to analyze disclosures of the Company’s operating results on the same basis as that used by the Company’s management.

EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation.  EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do no reflect changes in, or cash requirements for, the Company’s working capital needs;
•	EBITDA and Adjusted EBITDA do not reflect the Company’s interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt;
•	EBITDA and Adjusted EBITDA do not reflect the Company’s tax expense or the cash requirements to pay the Company’s taxes;
•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	Other companies in the Company’s industries my calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

The following table presents a reconciliation of net income, the most directly comparable financial measure under GAAP, to EBITDA and Adjusted EBITDA for the periods presented.

(a)	Represents interest expense less interest and investment income, net.

(b)

Interest and investment income is primarily comprised of investment income and realized gains/losses on our American Home Shield ("AHS") segment investment portfolio. Cash, short-term and long-term marketable securities associated with regulatory requirements in connection with AHS and for other purposes totaled approximately $380.7 million as of June 30, 2007. AHS interest and investment income was $15.1 million and $3.2 million for the three months ended June 30, 2007 and 2006, respectively, and $22.2 million and $11.4 million for the six months ended June 30, 2007 and 2006, respectively, and $31.2 million and $17.9 million for the last twelve months ended June 30, 2007 and 2006, respectively. The balance of interest and investment income primarily relates to (i) a portion of the earnings generated by ServiceMaster Acceptance Corporation, our financing subsidiary exclusively dedicated to providing financing to our franchisees and certain customers of Terminix; (ii) interest and investment income from the investment portfolio of Steward Insurance Company, our wholly-owned captive insurance company; and (iii) investment income from our employee deferred compensation trust (for which there is a corresponding and offsetting increase in compensation expense within operating income). We view our total interest and investment income as an integral part of our business model and earnings stream.

(c)

Represents (i) restructuring charges associated with Project Accelerate (a firm-wide initiative designed to improve the effectiveness and efficiency of functional support areas), (ii) severance costs and costs related to the consolidation of our corporate headquarters in Memphis, Tennessee, including the closing of our office in Downers Grove, Illinois, and (iii) merger related expenses resulting from the merger transaction providing for the acquisition of The ServiceMaster Company by ServiceMaster Global Holdings, Inc., a holding company owned by Clayton, Dubilier & Rice - managed funds and other investors.